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                                                                     Exhibit 4.9

                                  AMENDMENT TO
                    AMENDED AND RESTATED RIGHTS AGREEMENT
                 AND CERTIFICATE OF COMPLIANCE WITH SECTION 27

          THIS AMENDMENT (the "Amendment"), is entered into as of July 13, 1999, by and between P-COM, INC., a Delaware corporation (the "Company"), and BANKBOSTON, N.A., as Rights Agent (the "Rights Agent").

                                   Recitals
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          A. The Company and the Rights Agent are parties to an Amended and
Restated Rights Agreement, amended through December 21, 1998 (the "Rights Agreement").

          The State of Wisconsin Investment Board (the "Board") and the Company have entered into a Common Stock PIPES Purchase Agreement made as of June 21, 1999 (the "Wisconsin Purchase Agreement"), pursuant to which the Board purchased shares of the Company's Common Stock.

          The Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable to comply with a covenant of the Company made in connection with the Wisconsin Purchase Agreement and to reflect certain other matters and the Company and the Rights Agent desire to evidence such amendment in writing.

          Accordingly, the parties agree that:

     1.   Amendment to definition of "Acquiring Person" set forth in Section 1.
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The definition of "Acquiring Person" set forth in Section 1 of the Rights
Agreement is amended to read in its entirety as follows:

          "Acquiring Person" shall mean (a) any Person (as such term is hereinafter defined) other than the State of Wisconsin Investment Board who or which Person, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the shares of Common Stock of the Company then outstanding, or (b) the State of Wisconsin Investment Board (the "Permitted Investor") if it, together with all its Affiliates and Associates, shall be the Beneficial Owner of more than 19.99% of the shares of Common Stock of the Company then outstanding; but shall not include the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity
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     holding shares of Common Stock for or pursuant to the terms of any such plan. Notwithstanding the foregoing:

          (i) in determining whether a Person (or Affiliate or Associate of such Person) shall be deemed to be an Acquiring Person, the following shares of Common Stock shall not be counted: (A) shares of Common Stock that may be deemed to be Beneficially Owned by a Person (hereinafter a "Preferred Purchaser") as a result of entry into either of the Securities Purchase Agreements (as amended), any of the transactions contemplated thereby or the purchase of the Company's Series B Convertible Participating Preferred Stock (the "Series B Preferred"), or warrants (as amended) to purchase Common Stock (the "Preferred Warrants") issued, in each case, pursuant to either of the Securities Purchase Agreements; (B) shares of Common Stock that may be deemed to be Beneficially Owned by a transferee (to the extent contemplated by either of the Securities Purchase Agreements) of a Preferred Purchaser as a result of such transferee's ownership of shares of Series B Preferred or Preferred Warrants; and (C) shares of Common Stock that are Beneficially Owned by a Series B Purchaser (or such a transferee) upon conversion/exchange or exercise of, respectively, the Series B Preferred or the Warrants.

              (ii) no Person shall become an "Acquiring Person" as the result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares outstanding, (a) increases the proportionate number of shares beneficially owned by such Person to 15% or more of the shares of Common Stock of the Company then outstanding, or (b) in the case of the Permitted Investor, increases the proportionate number of shares beneficially owned by the Permitted Investor to more than 19.99% of the shares of Common Stock of the Company then outstanding; provided, however,
                                                             --------  -------
     that if a Person shall become the Beneficial Owner of 15% or more (or, in the case of the Permitted Investor, more than 19.99%) of the shares of Common Stock of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional shares of Common Stock of the Company, then such Person shall be deemed to be an "Acquiring Person" hereunder; and

              (iii) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person" as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an "Acquiring Person" (as defined pursuant to the foregoing provisions of this paragraph (a)), then such Person shall not be deemed to be an "Acquiring Person" for any purpose of this Agreement."
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     2.   Miscellaneous. This Amendment shall be deemed to be a contract made
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under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State. This Amendment may be executed in counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          The undersigned officer of the Company, being an appropriate officer of the Company and authorized to do so by resolution of the Board of Directors of the Company dated as of July 13, 1999, hereby certifies to the Rights Agent that this amendment is in compliance with the terms of Section 27 of the Rights Agreement.


                                     P-COM, INC.

                                         /s/ Robert E. Collins
                                     By: __________________________________

                                               Robert E. Collins
                                         Name:_____________________________

                                                VP & CFO
                                         Title:____________________________


ACKNOWLEDGED AND AGREED:


BANKBOSTON, N.A.


    /s/ Margaret Prentice
By: ______________________________

          Margaret Prentice
    Name:_________________________

           Administration Manager
    Title:________________________